EXHIBIT 16.1

May 7, 2026

Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 Dear Sirs/Madams: RE: Barrel Energy INC.

We have read Item 4.01 of Barrel Energy INC. Form 8-K dated May 5, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC